CONSULTANCY AGREEMENT

THIS CONSULTANCY AGREEMENT ("AGREEMENT") is made and entered into as of this 01 day of February 2004, by and between HOTEL OUTSOURCE MANAGEMENT INTERNATIONAL INC. ("HOMI"), and MR. BENZION PERKO ("PERKO");

WHEREAS HOMI is in the process of expanding its business of marketing, installation and operation of computerized mini bars in hotels around the world, and;

WHEREAS PERKO is willing to consul HOMI Economically and Financially how to finance its activities;

WHEREBY IT IS AGREED as follows:

1.    ENGAGEMENT

      (a) PERKO has the know-how, qualifications and necessary ability to undertake the work required to be carried out in the assignment specified in the First Schedule hereto ("ASSIGNMENT").

      (b) PERKO warrants that he is not disbarred in any way from working on the Assignment.

      (c) Subject to (a) and (b) above, HOMI hereby engages PERKO and PERKO hereby accept such engagement to serve HOMI as a Consultant in performance of the Assignment.

2.    TERM

PERKO will commence work upon singing of this Agreement and shall continue until the end of a period of 12 months from the date of signing of the Agreement and thereafter unless such a date that this Agreement will be terminated by either party giving to the other not less than three months' prior written notice.

3.    DUTIES AND UNDERTAKINGS OF PERKO

      (a) PERKO shall, while this Agreement is in force, devote such of his time, attention and abilities to the Assignment as may be necessary and as set out in the First Schedule hereto.

      (b) PERKO agrees to advise and assist HOMI as required in accordance with (a) above with respect to all aspects of the Assignment and in the performance of such duties PERKO shall comply with all requests and directions of HOMI including, but not limited to:

            (1)   Shall  be  available  to   participate  in  HOMI's  board  and
                  managements meetings;

            (2)   Produce record of activities as might be required;

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            (3)   PERKO shall carry all expenses in  performing  its  assignment except payment for professional services granted by third parties which will be approved in advance by HOMI. Allocation of Out of Pocket expenses shall be discussed in due course with HOMI's management;

      (c)   PERKO  shall  not  whether  as  principal,   employee,   consultant,
            contractor or otherwise:

            (1) While this Agreement is in force directly or indirectly either for him or on behalf of any other person, firm or company, advise or undertake any work or enter into employment or consultancy where the Assignment to be done is similar or in competition with that undertaken by PERKO hereunder.

            (2) While this Agreement is in force or for a period of six months after completion of this Agreement directly or indirectly either for himself or for any other person, firm or company solicit the business of any person, firm, company or otherwise who is or was a customer, supplier or agent of HOMI at any time while this Agreement was in force.

      (d)   PERKO shall not, without the prior approval of HOMI make, publish or
            co-operate   in  any   press   release,   advertisement   or   other
            communication relating to the Assignment or this Agreement.

4.    CONSIDERATION

      (a) In consideration of the services rendered by PERKO financing the current hotels hereunder HOMI undertakes to issue to PERKO 500,000 (Five hundred thousand) HOMI's shares.

      (b) In addition HOMI will pay to PERKO monthly fees for his consulting work in the amount of US$ 3,000 (Three thousand dollars) plus VAT.

5.    CONFIDENTIALITY

PERKO shall not, other than with the prior written consent of HOMI, during or after the termination, determination or expiry of this Agreement disclose directly or indirectly to any person, firm, company or third party and shall only use for the purposes of this Agreement, any information relating to the Assignment, HOMI, its business, trade secrets, customers, suppliers or any other information of whatever nature which HOMI or its customer or nominee may deem to be confidential and which PERKO has or shall hereafter become possessed of.

The foregoing provisions shall not prevent the disclosure or use by PERKO of any information which is or hereafter, through no fault of PERKO, become public knowledge or to the extent permitted by law.

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6.    TERMINATION

Upon the termination of this Agreement PERKO shall immediately deliver up to HOMI all correspondence, reports, documents, specifications, papers, information (on whatever media) and property belonging to HOMI which may be in his possession or under his control together with all confidential information or copyright works specified in Clause 5 above.

7.    ASSIGNMENT

Notwithstanding clause 2 above PERKO shall not transfer or assign the whole or any part of this Agreement without the prior written consent of HOMI.

8.    HEADINGS AND EXPRESSIONS

The headings contained herein are for convenience of reference only and shall not affect the construction hereof.

9.    SEVERABILITY

In the event that any of the terms contained herein are determined by any competent authority to be invalid or unenforceable to any extent, such term shall to that extent be severed from the body of this Agreement, which shall continue to be valid and enforceable to the fullest extent permitted by the Law.

10.   LAW

The parties hereby agree that this Agreement and the provisions hereof shall be construed in accordance with the Laws of the State of Delaware and its courts shall have exclusive jurisdiction over all disputes arising hereunder or in connection with the subject matter hereof. In any such action the parties hereby waive any right to allege lack of personal jurisdiction, improper venue or inconvenient forum.

SIGNING PROVISIONS

SIGNED for and on behalf of HOMI by: Mr. J. Ronnel
/s/ J. Ronnel

__________________________________________

Date: 05.03.2004

SIGNED for and on behalf of PERKO by:
/s/ Benzion Perko

__________________________________________

Date: 05.03.2004




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11.   SCHEDULES


                               THE FIRST SCHEDULE

                                 The Assignment


NATURE OF WORK:

Assist and consul in all Economical and Financial matters concerning financing the purchase, installation and operation of the computerized mini-bars in all the hotels around the world that entered into agreements with HOMI until the date of signing this agreement and hotels that will enter into agreement with HOMI in the future during the duration of this agreement.